Exhibit 99.1

NEWS Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087
For Release: Immediate
QUAKER HOUGHTON ANNOUNCES SECOND QUARTER 2024 RESULTS
•Q2’24 net sales of $463.6 million, net income of $34.9 million and earnings per diluted share of $1.94
•Q2’24 non-GAAP net income of $38.2 million and non-GAAP earnings per diluted share of $2.13
•Delivered adjusted EBITDA of $84.3 million in Q2’24, a 5% increase compared to $80.2 million in Q2’23
•Gross margins improved 200 basis points compared to the prior year, the 8th consecutive quarterly year-over-year increase
•Generated $73.5 million of operating cash flow YTD; Increased cash dividend by 6.6%

August 5, 2024
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, announced its second quarter 2024 results today.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except per share data)	2024	2023	2024	2023
Net sales	$463,567	$495,444	$933,326	$995,592
Net income attributable to Quaker Chemical Corporation	34,885	29,346	70,112	58,880
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	1.94	1.63	3.89	3.27
Non-GAAP net income *	38,232	34,774	75,905	68,766
Non-GAAP Earnings per diluted share *	2.13	1.93	4.22	3.82
Adjusted EBITDA *	84,291	80,242	167,573	159,033
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information
Second Quarter 2024 Consolidated Results
Net sales in the second quarter of 2024 were $463.6 million, a decline of approximately 6% compared to $495.4 million in the second quarter of 2023. This result was primarily due to a decrease in selling price and product mix of approximately 4%, a decline in sales volumes of approximately 1% and an unfavorable impact from foreign currency translation of 1%. The decrease in selling price and product mix was primarily attributable to our index-based customer contracts. The decline in sales volumes was primarily attributable to a continuation of soft end market conditions, primarily in the EMEA and Americas segments, partially offset by an improvement in volumes in the Asia/Pacific segment and new business wins across all segments.
The Company reported net income in the second quarter of 2024 of $34.9 million, or $1.94 per diluted share, compared to net income of $29.3 million, or $1.63 per diluted share, in the second quarter of 2023. Excluding non-recurring and non-core items in each period, the Company’s non-GAAP net income and earnings per diluted share were $38.2 million and $2.13 respectively in the second quarter of 2024 compared to $34.8 million and $1.93 respectively in the prior year. The Company generated adjusted EBITDA of $84.3 million in the second quarter of 2024, an increase of 5% compared to $80.2 million in the second quarter of 2023, primarily driven by an improvement in gross margins in all segments compared to the prior year.
Andy Tometich, Chief Executive Officer and President, commented, “Quaker Houghton achieved solid results in the second quarter, demonstrating the resilience of our business and delivering year-over-year and sequential earnings growth. We continue to outperform our end markets, driven by the team’s focus and execution, earning profitable new business by enhancing our customer’s operations. Segment margins have also improved year-over-year for the 8th consecutive quarter, helping to mitigate the continued soft end market conditions, primarily in the Americas and EMEA regions.
“Looking ahead, we expect to deliver another year of earnings growth in 2024, despite the challenging end market environment which will likely persist through the end of the year. We remain committed to advancing our enterprise strategy, enhancing our capabilities, and strengthening our leading portfolio of products and technical capabilities to drive efficiencies and further reinforce the relationship with our customers. Our balance sheet and cash flow generation are strong, which support our balanced capital allocation strategy and we are well positioned to accelerate our long-term growth initiatives and drive value creation.”

Second Quarter 2024 Segment Results
The Company’s second quarter 2024 operating performance for each of its three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific, is further described below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Sales *
Americas	$223,517	$253,219	$453,271	$504,632
EMEA	138,001	143,533	276,423	295,982
Asia/Pacific	102,049	98,692	203,632	194,978
Total net sales	$463,567	$495,444	$933,326	$995,592
Segment operating earnings *
Americas	$64,137	$69,007	$130,906	$135,132
EMEA	26,652	25,583	56,223	53,154
Asia/Pacific	31,000	27,989	61,377	55,641
Total segment operating earnings	$121,789	$122,579	$248,506	$243,927
*Refer to the Segment Measures and Reconciliations section below for additional information
Net sales in the Americas segment declined in the second quarter of 2024 compared to the same period in 2023 primarily due to a decline in both sales volumes and selling price and product mix. Net sales in the EMEA segment declined in the second quarter of 2024 compared to the same period in 2023 primarily due to a decline in selling price and an unfavorable impact of foreign currency translation. Net sales in the Asia/Pacific segment increased in the second quarter of 2024 compared to the same period in 2023 primarily due to an increase in sales volumes, partially offset by a decline in selling price and product mix and an unfavorable impact of foreign currency translation.
The decline in selling price and product mix in the second quarter of 2024 compared to the same period in 2023 in all segments primarily reflects the impact of our index-based customer contracts. The decline in sales volumes in the Americas segment reflects softer end market activity, primarily for metalworking applications, compared to the prior year, partially offset by new business wins. Sales volumes, inclusive of acquisitions, increased in the Asia/Pacific and EMEA segment compared to the prior year due to continued new business wins and a modest improvement in end market conditions, primarily in metals applications.
Compared to the first quarter of 2024, net sales decreased 1% due to decline in selling price and product mix of 1%. Sales volumes in the EMEA segment increased compared to the prior quarter, whereas sales volumes remained consistent in the Americas and Asia/Pacific segments. Selling price and product mix increased in the Asia/Pacific segment, but declined in the Americas and EMEA segments reflecting the impact of our index-based customer contracts. The impact of foreign currency translation was favorable to the EMEA segment and unfavorable in the Americas and Asia/Pacific segment, compared to the prior quarter.
Operating earnings increased in the EMEA and Asia/Pacific segments in the second quarter of 2024 compared to the prior year but declined in the Americas segment. Operating margins increased in all segments in the second quarter of 2024 compared to the prior year. Operating earnings and operating margins increased in the Asia/Pacific segment in the second quarter of 2024 compared to the first quarter of 2024 and declined modestly in the Americas and EMEA segment.
Cash Flow and Liquidity Highlights
Net cash provided by operating activities was $73.5 million for the six months ended June 30, 2024, compared to net cash provided by operating activities of $116.1 million for the same period in 2023. The Company’s operating cash flow reflects a stronger operating performance in the six months ended June 30, 2024, partially offset by ongoing working capital requirements.
As of June 30, 2024, the Company’s total gross debt was $737.4 million and its cash and cash equivalents was $188.6 million, which resulted in net debt of approximately $548.8 million. The Company’s net debt divided by its trailing twelve months adjusted EBITDA was approximately 1.7x. In the second quarter of 2024, the Company repurchased 49,000 shares for approximately $7.8 million.

Non-GAAP Measures and Reconciliations
The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the the Company’s financial performance, are indicative of future operating performance and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income and non-GAAP earnings per diluted share as discussed and reconciled below to the most comparable respective GAAP measures, may not be comparable to similarly named measures reported by other companies.
The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not considered indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not considered indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
As it relates to future projections for the Company as well as other forward-looking information contained in this press release, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.
The Company's reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended June 30, 2024 adjusted EBITDA of $328.9 million, which consists of (i) the six months ended June 30, 2024 adjusted EBITDA of $167.6 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2023 adjusted EBITDA of $320.4 million, as presented in the non-GAAP reconciliations included in the Company's fourth quarter and full year 2023 results press release dated February 29, 2024, less (iii) the six months ended June 30, 2023 adjusted EBITDA of $159.0 million, as presented in the non-GAAP reconciliations below.
Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Operating Income and Margin Reconciliations:	2024	2023	2024	2023
Operating income	$58,449	$56,795	$113,975	$106,724
Restructuring and related charges, net	320	1,043	2,177	5,015
Strategic planning (credits) expenses	—	579	(109)	2,666
Customer insolvency costs	—	—	1,522	—
Other charges	1,046	344	1,492	649
Non-GAAP operating income	$59,815	$58,761	$119,057	$115,054
Non-GAAP operating margin (%)	12.9%	11.9%	12.8%	11.6%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations:	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income attributable to Quaker Chemical Corporation	$34,885	$29,346	$70,112	$58,880
Depreciation and amortization (a)	21,428	20,834	42,484	41,344
Interest expense, net	10,754	12,721	21,578	25,963
Taxes on income before equity in net income of associated companies (b)	15,778	13,830	28,286	23,363
EBITDA	82,845	76,731	162,460	149,550
Equity (income) loss in a captive insurance company	(475)	430	(981)	8
Restructuring and related charges, net	320	1,043	2,177	5,015
Strategic planning expenses (credits)	—	579	(109)	2,666
Customer insolvency costs	—	—	1,522	—
Facility remediation recoveries	—	(187)	—	(1,014)
Product liability claim costs	—	—	896	—
Currency conversion impacts of hyper-inflationary economies	613	1,184	(291)	1,640
Other charges	988	462	1,899	1,168
Adjusted EBITDA	$84,291	$80,242	$167,573	$159,033
Adjusted EBITDA margin (%)	18.2%	16.2%	18.0%	16.0%

Adjusted EBITDA	$84,291	$80,242	$167,573	$159,033
Less: Depreciation and amortization (a)	21,428	20,834	42,484	41,344
Less: Interest expense, net	10,754	12,721	21,578	25,963
Less: Taxes on income before equity in net income of associated companies - adjusted (b)	13,877	11,913	27,606	22,960
Non-GAAP net income	$38,232	$34,774	$75,905	$68,766

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Earnings per Diluted Share Reconciliations:	2024	2023	2024	2023
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.94	$1.63	$3.89	$3.27
Equity (income) loss in a captive insurance company per diluted share	(0.02)	0.02	(0.05)	—
Restructuring and related charges, net per diluted share	0.01	0.04	0.09	0.21
Strategic planning (credits) expenses per diluted share	—	0.03	—	0.13
Customer insolvency costs per diluted share	—	—	0.06	—
Facility remediation recoveries per diluted share	—	(0.01)	—	(0.05)
Product liability claim costs per diluted share	—	—	0.04	—
Currency conversion impacts of hyper-inflationary economies per diluted share	0.03	0.06	(0.02)	0.09
Other charges per diluted share	0.04	0.02	0.08	0.04
Impact of certain discrete tax items per diluted share	0.13	0.14	0.13	0.13
Non-GAAP earnings per diluted share	$2.13	$1.93	$4.22	$3.82
a.Depreciation and amortization for the three and six months ended June 30, 2024 and 2023 includes approximately $0.2 million and $0.5 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Company’s Condensed Consolidated Statements of Operations, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a joint venture in Korea as a result of required purchase accounting.
b.Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits in the six months ended June 30, 2024 and 2023, which the Company does not consider core to the Company’s operations or indicative of future performance.

Segment Measures and Reconciliations
Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related Cost of goods sold (“COGS”) and Selling, general and administrative expenses (“SG&A”). Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs and Restructuring and related charges, net, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include Interest expense, net and Other income (expense), net.
The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Sales
Americas	$223,517	$253,219	$453,271	$504,632
EMEA	138,001	143,533	276,423	$295,982
Asia/Pacific	102,049	98,692	203,632	$194,978
Total net sales	$463,567	$495,444	$933,326	$995,592
Segment operating earnings
Americas	$64,137	$69,007	$130,906	$135,132
EMEA	26,652	25,583	56,223	$53,154
Asia/Pacific	31,000	27,989	61,377	$55,641
Total segment operating earnings	121,789	122,579	248,506	243,927
Restructuring and related charges, net	(320)	(1,043)	(2,177)	(5,015)
Non-operating and administrative expenses	(47,584)	(49,950)	(101,760)	(101,721)
Depreciation of corporate assets and amortization	(15,436)	(14,791)	(30,594)	(30,467)
Operating income	58,449	56,795	113,975	106,724
Other income (expense), net	422	(3,606)	1,502	(5,845)
Interest expense, net	(10,754)	(12,721)	(21,578)	(25,963)
Income before taxes and equity in net income of associated companies	$48,117	$40,468	$93,899	$74,916

Forward-Looking Statements
This press release contains “forward-looking statements” that fall under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act of 1933, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on assumptions, projections and expectations about future events that we believe are reasonable based on currently available information, including statements regarding the potential effects of the conflicts in Ukraine and the Middle East; inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition; our expectation that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility; expectations about future demand and raw material costs; and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, which may differ materially from our actual results, including but not limited to the potential benefits of acquisitions and divestitures, the impacts on our business as a result of global supply chain constraints, and our current and future results and plans and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “outlook, “target”, “possible”, “potential”, “plan” or similar expressions. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns. Other major risks and uncertainties include, but are not limited to inflationary pressures, including the potential for continued significant increases in raw material costs; supply chain disruptions; customer financial instability; high interest rates and the possibility of economic recession; economic and political disruptions particularly in light of numerous elections globally and the possibility of regime changes, including the impacts of the military conflicts between Russia and Ukraine and between Israel and Hamas; legislative and regulatory developments including changes to existing laws and regulations, or the way they are interpreted, applied or enforced; tariffs, trade restrictions, and the economic and other sanctions imposed by other nations on Russia and Belarus and/or other government organizations; suspensions of activities in Russia by many multinational companies and the potential expansion of military activity; foreign currency fluctuations; significant changes in applicable tax rates and regulations; future terrorist attacks and other acts of violence; the impacts of consolidation in our industry, including loss or consolidation of a major customer; and the potential occurrence of cyber-security breaches, cyber-security attacks and other technology outages and security incidents. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, aluminum and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. All forward-looking statements included in this press release, including expectations about business conditions during 2024 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, and in subsequent reports filed from time to time with the Securities and Exchange Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.
Conference Call
As previously announced, the Company’s investor conference call to discuss its second quarter of 2024 performance is scheduled for Tuesday, August 6, 2024 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,400 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation
Condensed Consolidated Statements of Operations
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$463,567	$495,444	$933,326	$995,592
Cost of goods sold	287,849	317,753	576,045	644,451
Gross profit	175,718	177,691	357,281	351,141
Selling, general and administrative expenses	116,949	119,853	241,129	239,402
Restructuring and related charges, net	320	1,043	2,177	5,015
Operating income	58,449	56,795	113,975	106,724
Other income (expense), net	422	(3,606)	1,502	(5,845)
Interest expense, net	(10,754)	(12,721)	(21,578)	(25,963)
Income before taxes and equity in net income of associated companies	48,117	40,468	93,899	74,916
Taxes on income before equity in net income of associated companies	15,778	13,830	28,286	23,363
Income before equity in net income of associated companies	32,339	26,638	65,613	51,553
Equity in net income of associated companies	2,571	2,755	4,555	7,381
Net income	34,910	29,393	70,168	58,934
Less: Net income attributable to noncontrolling interest	25	47	56	54
Net income attributable to Quaker Chemical Corporation	$34,885	$29,346	$70,112	$58,880
Per share data:
Net income attributable to Quaker Chemical Corporation common shareholders – basic	$1.94	$1.63	$3.90	$3.28
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	$1.94	$1.63	$3.89	$3.27
Basic weighted average common shares outstanding	17,921,395	17,892,444	17,915,104	17,879,629
Diluted weighted average common shares outstanding	17,940,156	17,921,414	17,934,950	17,909,906

Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Unaudited; Dollars in thousands, except par value)

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$188,568	$194,527
Accounts receivable, net	423,906	444,950
Inventories, net	239,141	233,857
Prepaid expenses and other current assets	67,485	54,555
Total current assets	919,100	927,889

Property, plant and equipment, net	200,823	207,811
Right-of-use lease assets	36,693	38,614
Goodwill	517,582	512,518
Other intangible assets, net	866,167	896,721
Investments in associated companies	96,090	101,151
Deferred tax assets	12,903	10,737
Other non-current assets	22,834	18,770
Total assets	$2,672,192	$2,714,211

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$32,448	$23,444
Accounts payable	185,351	184,813
Dividends payable	8,163	8,186
Accrued compensation	31,595	55,194
Accrued restructuring	1,048	3,350
Accrued pension and postretirement benefits	2,191	2,208
Other accrued liabilities	89,281	90,315
Total current liabilities	350,077	367,510

Long-term debt	703,655	730,623
Long-term lease liabilities	21,671	22,937
Deferred tax liabilities	147,100	146,957
Non-current accrued pension and postretirement benefits	28,109	29,457
Other non-current liabilities	25,974	31,805
Total liabilities	1,276,586	1,329,289

Equity
Common stock $1 par value; authorized 30,000,000 shares; issued and outstanding March 31, 2024 – 17,940,532 shares; December 31, 2023 – 17,991,988 shares	17,941	17,992
Capital in excess of par value	938,436	940,101
Retained earnings	604,404	550,641
Accumulated other comprehensive loss	(165,762)	(124,415)
Total Quaker shareholders’ equity	1,395,019	1,384,319
Noncontrolling interest	587	603
Total equity	1,395,606	1,384,922
Total liabilities and equity	$2,672,192	$2,714,211

Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited; Dollars in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net income	$70,168	$58,934
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	706	706
Depreciation and amortization	41,984	40,824
Equity in undistributed earnings of associated companies, net of dividends	(4,221)	(4,207)
Deferred compensation, deferred taxes and other, net	(647)	154
Share-based compensation	8,128	7,414
Restructuring and related charges, net	2,177	5,015
Pension and other postretirement benefits	(994)	(308)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	10,483	22,017
Inventories	(9,141)	11,750
Prepaid expenses and other current assets	(15,646)	(8,925)
Accrued restructuring	(4,442)	(5,410)
Accounts payable and accrued liabilities	(25,021)	(11,912)
Net cash provided by operating activities	73,534	116,052
Cash flows from investing activities
Investments in property, plant and equipment	(11,124)	(17,040)
Payments related to acquisitions, net of cash acquired	(24,899)	—
Proceeds from disposition of assets	2,798	—
Net cash used in investing activities	(33,225)	(17,040)
Cash flows from financing activities
Payments of long-term debt	(34,169)	(9,439)
Borrowings (payments) on revolving credit facilities, net	20,533	(62,778)
Payments on other debt, net	(37)	(456)
Dividends paid	(16,372)	(15,631)
Shares purchased under share repurchase programs	(7,760)	—
Other stock related activity	(1,492)	(712)
Net cash provided by (used in) financing activities	(39,297)	(89,016)
Effect of foreign exchange rate changes on cash	(6,971)	(1,554)
Net (decrease) increase in cash and cash equivalents	(5,959)	8,442
Cash and cash equivalents at the beginning of the period	194,527	180,963
Cash and cash equivalents at the end of the period	$188,568	$189,405